Exhibit 99.2

[LFB Biotechnologies Letterhead]

September 13, 2010

Independent Directors of

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Dear Sirs and Madam:

We understand that, with its current financial resources, GTC Biotherapeutics, Inc. (the “Company”) will run out of cash in early December and is beginning to explore how to obtain additional financing.

As you are aware, LFB Biotechnologies (“LFB” or “we”) currently owns approximately 70% of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”), and approximately 83% of the outstanding Common Stock, assuming the conversion of all outstanding convertible debt, stock and warrants held by LFB. While LFB continues to believe that the Company’s technology is promising, we have concluded that it does not make sense for us to continue to provide periodic short-term financing to the Company, or to be the sole source of financing to a public company under the U.S. securities laws that has a small percentage of its stock held by a large number of small shareholders. We believe that our providing periodic short-term financing does not allow the Company to make the long term decisions that it needs to take to succeed. We also believe that being a public company is of no real benefit today to the Company, the Company’s smaller shareholders or LFB, but does result in substantial ongoing legal and accounting expenses.

Accordingly, we would like to discuss with you a potential proposal to effect a going private transaction to cash out minority shareholders (the “Proposed Transaction”). The Proposed Transaction will allow the Company to eliminate the expense associated with being a public company, and cash out minority investors at a fair price.

The Proposed Transaction would be structured as follows::

1. Proposed Transaction. LFB (or one of its subsidiaries) would purchase for a price to be determined (the “Purchase Price”) a sufficient number of newly-issued shares of Common Stock, in a private placement transaction (the “PIPE Financing”), so that upon consummation of the PIPE financing and conversion of the convertible notes and convertible preferred stock held by LFB, LFB would own an aggregate of at least 90% of the Company’s outstanding Common Stock. We estimate that this would require LFB to purchase approximately [39,392,720] newly-issued shares of Common Stock. We would expect that a portion of the aggregate purchase price would be paid by LFB with the cancellation of certain non-convertible debt.

Immediately following the closing of the PIPE Financing, LFB would transfer all of the shares of Common Stock owned by it to a wholly owned subsidiary, and the subsidiary would effect a short-form merger in accordance with Section 11.05 of the Massachusetts Business Corporation Act (“MBCA”) pursuant to which the subsidiary would be merged with and into the Company (the “Second Step Merger”). All shares of Common Stock held by the Company’s minority stockholders at the effective time of the Second Step Merger would (by operation of law and without any shareholder vote) be cancelled in exchange for the right to receive an amount in cash for each such share to be determined (the “Merger Consideration”). All outstanding options and warrants would also be cancelled in the Second Step Merger and all persons holding options or warrants with an exercise price lower than the Merger Consideration would receive a cash payment per option or warrant share equal to the difference between the Merger Consideration and the option exercise price. Upon completion of the Second Step Merger, the Company would be a private, wholly-owned subsidiary of LFB that is no longer subject to the reporting requirements of a public company.

It is important to also note that the shareholders of the Company whose shares of Common Stock are cancelled in the Second Step Merger would be entitled to seek appraisal rights (i.e., seek a court adjudication of the fair value of their shares) in accordance with Part 13 of the MBCA if they believe the Merger Consideration is not a fair price for their shares.

2. Agreements; SEC Filings. The Proposed Transaction would be completed on terms and conditions customary and pursuant to documentation for transactions of this sort. As promptly as practicable following the signing of a definitive transaction document, LFB and the Company would file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to the Company’s shareholders a Schedule 13E-3 containing required disclosures relating to the Proposed Transaction, including LFB’s intention to effect the Second Step Merger at the Merger Consideration. As required by SEC rules, LFB and the Company would be required to wait at least 20 calendar days after filing and mailing the Schedule 13E-3 before closing the PIPE Financing and effecting the Second Step Merger.

3. Terms, LFB Approvals. The terms of the Proposed Transaction, including the Purchase Price and the Merger Consideration, is subject to further consideration by LFB and the approval of the Board of Directors and the shareholder of LFB. It is expected that LFB will be able to propose such terms to you by mid-October.

4. Special Committee. We expect that a special committee comprised solely of independent and disinterested members of the Board of Directors of the Company would be appointed to negotiate the terms of the Proposed Transaction. Such Special Committee would be authorized to engage independent legal counsel and an independent financial advisor at the expense of the Company.

5. Access and Cooperation; Confidentiality. We would expect that LFB and its representatives would have full access to the Company and its subsidiaries and their respective officers, counsel, auditors, books and records; full opportunity to investigate the Company’s and its subsidiaries’ titles to property and the condition and nature of their assets, business and liabilities; and full opportunity to review the Company’s business plan with key officers of the Company. Should the Proposed Transaction not be consummated for any reason whatsoever, LFB will upon demand by the Company deliver to the Company all documents, work papers and other material obtained in such investigation (other than any internal studies or other documents prepared by LFB incorporating such information) and will use commercially reasonable efforts to keep confidential all nonpublic information it obtains (unless such information later becomes public other than by action of LFB).

6. Publicity. LFB intends to file an amendment to its Schedule 13D filing with the SEC to disclose its intention to pursue the Proposed Transaction. Except as set forth herein or as otherwise required by law or stock exchange regulation, none of LFB, the Company, including the Special Committee, or their respective representatives will publicly disclose the existence of this letter or make known publicly any facts related to the Proposed Transaction without the prior consent of the other party.

7. Costs. Each of the parties to the Proposed Transaction shall bear its own costs related thereto, including the fees and expenses of its financial advisors, lawyers and accountants.

8. Expression of Intent Only. This letter is an expression of LFB’s intent only, and nothing herein shall create any legally binding obligation. No obligations shall arise unless and until mutually satisfactory definitive agreements concerning the Proposed Transaction described herein shall have been entered into by LFB and the Company.

Yours sincerely,

LFB BIOTECHNOLOGIES

By:	/s/ Christian Bechon
Name: Christian Bechon
Title: CEO

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